                        McMoRan Exploration Co. Updates Gulf of Mexico

Drilling Activities Including Drilling at Garden Banks Block 625 – “Dawson Deep” Exploration Prospect

NEW ORLEANS, LA, March 24, 2004 – McMoRan Exploration Co. (NYSE:MMR) provides the following drilling update on its Gulf of Mexico exploration and development activities:

2004 Gulf of Mexico Exploration Drilling Activities

In January 2004 we announced a participation agreement with a new exploration partner which enables us to conduct a significantly expanded exploratory drilling program outside of the JB Mountain/Mound Point area.  Under this multi-year exploration joint venture, a private exploration and production company has committed to spend a minimum of $200 million for its share of the joint venture’s exploration costs.  The private company will participate for a minimum of 40 percent of McMoRan’s interests in prospects drilled during this period.  Over the next twelve months, McMoRan and its partner plan to participate in at least 10 wells.  To date, we have commenced drilling the Dawson Deep and Minuteman (previously referred to as our Phoenix prospect) prospects under the new arrangement and a rig is on location to commence drilling the Lombardi Deep prospect.  We also anticipate commencing drilling a well on the Deep Tern Miocene prospect shortly.

McMoRan also announced today that the Dawson Deep No. 2 Side Track No. 1 appraisal well at Garden Banks Block 625 has been drilled to a total measured depth of 27,953 feet.  The initial well encountered hydrocarbons in several sand intervals.  The appraisal well was targeted to intercept those intervals in a down dip position.  A zone indicated to be oil bearing at 22,568 feet in the original hole was intercepted in the appraisal well at 2,250 feet to the north east and 600 feet low to the original hole and by wireline log analysis and tests, indicates a 120 foot single sand interval with 90 feet of true vertical depth of oil indicating a potential commercial reservoir.  The information gained from the original and appraisal wells in Garden Banks Block 625, along with the information in Kerr-McGee’s Garden Banks Block 669 No. 2 Dawson well, will be analyzed and integrated with new seismic that is expected by the operator in May 2004.  A study of the data mentioned above will determine if there is an optimum location in this potentially productive oil reservoir to select a ‘take point’ in the possible 700 feet of oil column and further evaluate the multiple hydrocarbon shows in the Garden Banks Block 625 and Garden Banks 669 wells.

McMoRan and its partner own a 50 percent working interest in the well (30 percent working interest; 24 percent net revenue net to McMoRan).  Kerr-McGee Oil & Gas Corporation, a wholly owned affiliate of Kerr-McGee Corporation (NYSE: KMG) operates Dawson Deep with a 25 percent working interest, Nexen Inc. (NYSE: NXY) owns a 15 percent working interest and CalDive International (NASDAQ: CDIS) has the remaining 10 percent working interest. The Dawson Deep prospect is located on a 5,760 acre block adjacent to the recently commissioned Gunnison spar facility, which achieved its initial production in December 2003, and is located approximately 150 miles offshore Texas in over 2,900 feet of water.

The Eugene Island Block 213 No. 1 (Minuteman prospect – previously referred to as our Phoenix prospect) well commenced drilling on March 22, 2004.  The Minuteman well, which is currently drilling below 1,000 feet, has a proposed total depth of 22,000 feet.  McMoRan and its new partner have a 66.67 percent working interest (33.3 percent working interest; 24 percent net revenue interest net to McMoRan) in the prospect.  Spinnaker Exploration Company operates Minuteman with a 33.3 percent working interest.  The Minuteman prospect is located approximately 40 miles offshore Louisiana in 100 feet of water and McMoRan currently controls 9,600 acres in the immediate area.

The Vermilion Block 208 No. 1 (Lombardi Deep prospect) rig is currently on location and preparations are being made to spud the well.  The well is projected to be drilled to approximately 19,500 total vertical depth.  McMoRan and its new partner will have a 75 percent working interest (37.5 percent working interest; 29.6 percent net revenue interest net to McMoRan) in the prospect and McMoRan will be the operator.  The Lombardi Deep prospect is located approximately 50 miles offshore Louisiana in 115 feet of water.  McMoRan controls 10,000 acres in the area and was high bidder on the Vermilion 216 Block (5,000 acres) at the recent Central Gulf of Mexico Sale No. 190.

OCS Lease Sale No. 190

McMoRan also reported today that it was the high bidder at the recent OCS Central Gulf of Mexico Lease Sale No. 190 on two leases comprising 10,000 acres on the continental shelf for a total of $0.5 million.  The leases, which are both adjacent to blocks currently controlled by McMoRan, are Eugene Island Block 207 and Vermilion Block 216.  Vermilion Block 216 is south of our Lombardi Deep prospect at Vermilion Block 207.  Eugene Island Block 207 is southwest of our Deep Tern Miocene prospect at Eugene Island Block 193 and north of and adjacent to Eugene Island Block 216, which McMoRan acquired at an earlier lease sale.

JB Mountain/Mound Point Area Development Activities

The South Marsh Island Block 223 No. 221 (JB Mountain No. 3) well commenced drilling on December 15, 2003.  As previously reported the well encountered mechanical difficulties and was sidetracked.  The operator was successful in sidetracking the well which has been drilled to 14,000 feet toward a proposed total depth of 21,000 feet.  JB Mountain No. 3 is located approximately one mile south of the JB Mountain No. 1 discovery well.

The Louisiana State Lease 340 well (Mound Point Offset No. 2) commenced drilling on January 30, 2004.  The well is currently drilling below 12,500 feet toward a total depth of 18,500 feet.  The Mound Point Offset No. 2 well is located approximately 7,000 feet south-southeast from the Mound Point Offset discovery well, which was drilled to a total depth of 19,000 feet.

McMoRan is a participant in an exploration program which includes the JB Mountain and Mound Point discoveries.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production totals 100 billion cubic feet of gas equivalent attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.  Under the terms of this program, all exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas drilling results and discoveries, and anticipated oil and gas exploration, development and production activities.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards.  Such factors and others are more fully described in more detail in McMoRan’s 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission